Exhibit 99.3

July 18, 2018

Dear Shareholder,

I have important news to share with you regarding the future of Phillips Edison & Company, Inc. (“PECO”).

On July 17, 2018, after a thorough due diligence and negotiation process conducted by PECO’s board of directors and its advisors, PECO entered into a definitive merger agreement with Phillips Edison Grocery Center REIT II, Inc. (“REIT II”) in a 100% stock-for-stock transaction valued at approximately $1.9 billion. PECO’s board of directors unanimously approved the transaction.

Combined Company

The resulting company will be a $6.3 billion internally-managed REIT, exclusively focused on grocery-anchored shopping centers, that will own and operate 323 grocery-anchored shopping centers with more than 36.7 million square feet located across 33 states.

Liquidity & Transaction Benefits

This transaction is an important step towards a full cycle liquidity event for PECO shareholders. Please see today’s press release available at http://investors.phillipsedison.com/News for more information including a full description of the transaction and its benefits.

Regular Distributions

Upon the close of the transaction, the PECO Board of Directors expects to continue making monthly distributions totaling $0.67 per share per year.

Transaction Closing - Shareholder Vote

We will be mailing you the joint proxy statement/prospectus which contains relevant and important information about the merger and we will be soliciting your vote on the transaction. Your response and approval is critical to a timely closing of this transaction.

The closing of the transaction, which we expect to take place in the fourth quarter of 2018, is subject to the satisfaction of customary conditions, including approval from our shareholders.

Distribution Reinvestment Plan

In connection with the proposed transaction, PECO is required to temporarily suspend its distribution reinvestment plan (DRIP) commencing July 2018, and DRIP participants will receive their July 2018 distribution (payable on August 1, 2018) in cash, as follows:

•	Investor accounts that are custodial-held will receive their July 2018 distribution directly into their custodial account in cash.

•	Investor accounts that are not held with a custodian will receive their July 2018 distribution in the form of a physical check sent in the mail to the investor’s address of record.

•	Investors that are currently receiving their distributions in cash form will not be affected.

The DRIP will resume after the filing of a joint preliminary proxy statement, which the company expects will be in August 2018 (with the distribution payable on September 1, 2018). PECO will resume making distributions as they were prior to the temporary suspension.

Share Repurchase Program

PECO’s share repurchase program (SRP) is also required to be temporarily suspended commencing July 2018 and will resume after the filing of the joint preliminary proxy statement, which the company expects to be in August 2018.

The next repurchase for death, disability, and incompetence (DDI) requests is expected to take place as early as August 31, 2018. SRP paperwork must be on file and in good order by August 24, 2018 at 5:00 p.m. Central Time.

Important Change to the Share Repurchase Program

Upon the close of the transaction, which we expect to be later in the fourth quarter of 2018, all shareholders wishing to participate in the SRP thereafter will need to submit new paperwork to our transfer agent, DST.

Even if an investor has a form on file that is in good order, a new form will be required after the transaction closes.

To be included in the first repurchase after the close of the transaction, which is expected to be at the end of January 2019 assuming a fourth quarter closing date, all new forms must be on file and in good order with DST by January 24, 2019, at 5:00 p.m. Central Time.

After the transaction closes, should the demand for redemptions exceed available funding, the combined company expects to make pro-rata redemptions.

After the transaction closes, standard SRP requests that are in good order and have not been fully executed (due to the nature of pro-rata redemptions), are expected to remain on file for future redemptions – and there will be no need to resubmit paperwork after each pro-rata redemption.

For More Information

The SEC filings, press release, investor presentation, and conference call replay discussing the transaction can be found on our website at http://www.phillipsedison.com/investors.

Shareholders with operations-related questions are encouraged to contact DST, our transfer agent, by calling 888-518-8073.

Transaction-related questions can be directed to our Director of Investor Relations, Michael Koehler, at (513) 338-2743 or by emailing mkoehler@phillipsedison.com.

Our commitment to maximizing shareholder returns has guided our business decisions throughout PECO’s history, and we will continue to operate with this same mentality going forward and I am excited about the future of our company.

On behalf of the PECO Board and the entire management team, I thank you for your investment in PECO.

Sincerely,

/s/ Jeff Edison

Chairman and Chief Executive Officer of Phillips Edison & Company

Stay up to date on the most recent Phillips Edison & Company news – sign up for email updates at http://www.phillipsedison.com/investors.

Additional Information and Where You Can Find It

PECO and REIT II intend to file a joint proxy statement/prospectus on Form S-4 in connection with the merger. Investors are urged to read carefully the joint proxy statement/prospectus and other relevant materials because they contain important information about the merger. Investors may obtain free copies of these documents and other documents filed by PECO or REIT II with the SEC through the website maintained by the SEC at www.sec.gov. Investors may obtain free copies of the documents filed with the SEC by PECO by going to PECO’s corporate website at www.phillipsedison.com or by directing a written request to: Phillips Edison & Company, Inc., 11501 Northlake Drive, Cincinnati, OH 45249, Attention: Investor Relations. Investors may obtain free copies of documents filed with the SEC by REIT II by going to REIT II’s corporate website at www.grocerycenterREIT2.com or by directing a written request to: Phillips Edison Grocery Center REIT II, Inc., 11501 Northlake Drive, Cincinnati, OH 45249, Attention: Investor Relations. Investors are urged to read the joint proxy statement/prospectus and the other relevant materials before making any voting decision with respect to the merger.

PECO and its directors and executive officers and REIT II and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of each of PECO and REIT II in connection with the merger. Information regarding the interests of these directors and executive officers in the merger will be included in the joint proxy statement/prospectus referred to above. Additional information regarding certain of these persons and their beneficial ownership of PECO common stock is also set forth in the Definitive Proxy Statement for PECO’s 2017 Annual Meeting of Stockholders, which has been filed with the SEC. Additional information regarding certain of these persons and their beneficial ownership of REIT II’s common stock is set forth in the Definitive Proxy Statement for REIT II’s 2017 Annual Meeting of Stockholders, which has been filed with the SEC.

Forward-Looking Statements

Certain statements contained in this press release may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including statements regarding the transaction and the ability to consummate the transaction and anticipated earnings, distribution coverage, distributions and other anticipated benefits of the transaction. We intend for all such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act, as applicable. Such statements include, in particular, statements about PECO’s plans, strategies, and prospects and are subject to certain risks and uncertainties, as well as known and unknown risks, which could cause actual results to differ materially from those projected or anticipated. Therefore, such statements are not intended to be a guarantee of PECO’s performance in future periods. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “pro forma,” “may,” “will,” “would,” “could,” “should,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. PECO makes no representation or warranty (express or implied) about the accuracy of any such forward-looking statements contained in this release, and does not intend, and undertakes no obligation, to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

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